Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Marketing

(330) 702-8427 (office)

(330) 720-6441 (mobile)

Farmers National Banc Corp. Acquires

National Associates Inc.

(Canfield, OH) (July 1, 2013) – Farmers National Banc Corp. (NASDAQ: FMNB), headquartered in Canfield, Ohio has completed the acquisition of retirement planning consultancy National Associates, Inc. (NAI) of Cleveland, Ohio. The transaction closed on July 1, 2013 and is expected to be accretive to earnings immediately. NAI will retain its corporate name, full staff and current location in Cleveland, OH.

“We are excited to finalize the transaction and begin building a partnership that will benefit our Farmers customers as well as the NAI, Inc. clientele,” stated John S. Gulas, President and Chief Executive Officer, Farmers National Banc Corp.

NAI was founded in 1946 and its current president, Gerrit C. Kuechle, has led the firm for over 30 years. The company is a leading independent consultant to retirement plans and offers actuarial, plan design, compliance and administrative services. As a third party administrator, NAI provides services to 401(k), Defined Benefit, Profit Sharing, Flexible Spending, 403(b), ESOP and other plans.

NAI has 17 employees – including Mr. Kuechle, who will stay with the company for a two-year period. The firm administers over 200 retirement plans with assets under administration of approximately $500 million. The majority of NAI’s business comes from northeast Ohio and the firm maintains strong relationships with its clients, as evidenced by the fact many of them have been clients of NAI for over 30 years.

In acquiring NAI, Farmers National Banc Corp. assumes a professional staff that is highly qualified and credentialed. The company’s management and key staff have worked together for 20 years. Approximately two-thirds of the firm’s professional staff are accredited and have memberships in various professional societies.

Sandler O’Neill & Partners, L.P. served as financial advisor, and Vorys, Sater, Seymour and Pease LLP served as legal advisor, to Farmers National Banc Corp.

About Farmers National Banc Corp.

Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1 billion in Banking assets and $1 billion in Trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 19 retail offices in Mahoning, Trumbull, Columbiana and Stark Counties in Ohio, and Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Founded in 1887, the bank has been community-minded and committed to the Valley for 125 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

Additional information about Farmers National Banc Corp. can be found at www.farmersbankgroup.com.

###